UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2017

HISPANICA INTERNATIONAL DELIGHTS OF AMERICA, INC.
(Exact name of Registrant as specified in its Charter)

Delaware	333-190788	46-2552550
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

575 Lexington Avenue, 4th Floor, New York, NY 10022
(Address of principal executive offices)

(866) 928-5070
(Registrant’s Telephone Number)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01          Entry into a Material Definitive Agreement.

Cancellation of Outstanding Convertible Promissory Notes.

On September 20, 2017 (the “Settlement Date”), Hispanica International Delights of America, Inc. (the “Company”) entered into Settlement Agreements, pursuant to which the Company intends to retire certain convertible promissory notes in the aggregate principal amount, including accrued interest due thereunder, of $841,390 (the “Old Notes”), which amount includes $461,156.16 due as of the Settlement Date to an existing shareholder (the “Shareholder”) (the “Shareholder Note”) beneficially owning 1.1 million shares of the Company’s common stock, $0.001 par value (“Common Stock”), on the Settlement Date (the “Shares”), and $172,888.36 being owed to an additional holder of Old Notes. The Old Notes are proposed to be paid using proceeds from the issuance of the Shircoo Note and the Revolver, as such terms are defined in Item 2.03 below. In connection with the payment of the Shareholder Note, the Company has agreed to pay the Shareholder $525,000 on the Closing Date, as such term is defined below, in consideration for the Shareholder’s agreement to cancel the Shares. As a result of the execution of the Cancellation Agreements, the Old Notes will terminate, and the Shares shall be returned to the Company and cancelled on the books and records thereof.

Proposed Acquisition of Giant Beverage, Inc.

On September 23, 2017, the Company entered into a Common Stock Purchase Agreement (“Agreement”) with Frank Iemmiti and Anthony Iemmiti (“Sellers”), and an Addendum thereto. Under the terms of the Agreement, the Company intends, subject to the satisfaction of certain customary and other closing conditions, to purchase 100% of the common stock of Giant Beverage, Inc. (“GBI”) owed by Sellers for and in consideration for the payment to Sellers of $600,000 to be paid under the following terms: (i) $309,000 in cash, of which $185,000 will payoff banks loans and $124,000 will be used for working capital; (ii) the issuance to Sellers of 1,455,000 shares of the Company’s common stock priced at $0.20 a share for total consideration of $291,000; provided, however, the number of shares issuable to Sellers shall increase in the event the Company’s shares are trading below $0.20 one year from the date of issuance, in which case the Sellers shall be issued an additional 485,000 shares (together, the “Purchase Price”). The Purchase Price is subject to certain adjustments based on GBI’s working capital at closing, among other factors.

The Addendum provides that the Agreement shall be held in escrow pending the satisfaction of certain additional conditions, including the completion of an audit of the financial statements of GBI.

Item 2.03          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The $650,000 7% Secured Promissory Note.

On September 26, 2017, the Company entered into a Note Purchase Agreement with Shircoo, Inc. (“Shircoo”) (“NPA”), pursuant to which the Company intends to issue a 7% Secured Promissory Note to Shircoo in the principal amount of $650,000 (the “Shircoo Note”) on or around October 3, 2017 (the “Closing Date”). The Shircoo Note is expected to result in net proceeds to the Company, after the payment to Shircoo of a consulting fee of $65,000, of approximately $585,000. The Shircoo Note matures eighteen months from the Closing Date.

As additional consideration for the issuance of the Shircoo Note, the NPA provides for the issuance to Shircoo of 1,500,000 restricted shares of the Company’s Common Stock. All amounts due and owing Shircoo under the terms of the Shircoo Note will be secured by a continuing security interest in substantially all assets of the Company.

The $750,000 Revolving Credit Note.

Also on September 26, 2017, the Company entered into a Revolving Credit Note with J.H. Brech, LLC (“JH Brech”) (the “Revolver”), providing for maximum borrowings of up to $750,000. Amounts due and owing JH Brech under the terms of the Revolver are convertible, at the option of JH Brech, into that number of shares of the Company’s Common Stock equal to the principal and accrued interest due under the terms of the Revolver on the date of conversion divided by $1.50. The Company anticipates drawing funds under the Revolver on or around October 3, 2017.

Item 8.01          Other Events.

On October 3, 2017, the Company issued a press release announcing, among other things, that it had obtained the financing commitments represented by the NPA and Revolver. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

The foregoing descriptions of the Agreement, Addendum, NPA, Revolver, and form of Settlement Agreement, do not purport to be complete, and are qualified in their entirety by reference to the Agreement, Addendum, NPA, Revolver, and form of Settlement Agreement attached hereto as Exhibits 10.1, 10.2, 10.3, 10.4, and 10.5, respectively, each of which are incorporated by reference herein.

Item 9.01          Financial Statements and Exhibits

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 3, 2017	HISPANICA INTERNATIONAL DELIGHTS OF AMERICA, INC.

By: /s/ Fernando Oswaldo Leonzo
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Common Stock Purchase Agreement
10.2	Addendum to Common Stock Purchase Agreement
10.3	Note Purchase Agreement
10.4	Revolving Credit Note
10.5	Form of Settlement Agreement
99.1	Press Release, dated October 3, 2017.